EXHIBIT 99

For Immediate Release July 19, 2010	Contacts: Debbie Hancock (Investor Relations) 401-727-5401
Wayne S. Charness (News Media) 401-727-5983

Hasbro Reports Second Quarter 2010 Results

•

Net revenues of $737.8 million compared to $792.2 million a year ago, a decrease of 7%;

•

Net earnings up 11% year-over-year to $43.6 million or $0.29 per diluted share;

•

Operating profit improves 9% to $79.7 million; Operating profit margin increased to 10.8% versus 9.2% in second quarter 2009;

•

Repurchased 6.7 million shares of common stock at a total cost of $271.4 million during the second quarter

Pawtucket, RI (July 19, 2010) -- Hasbro, Inc. (NYSE: HAS) today reported 2010 second quarter results.  The Company reported net earnings of $43.6 million or $0.29 per diluted share, an increase of $4.4 million or 11%, compared to $39.3 million or $0.26 per diluted share in 2009.  The Company reported net revenues of $737.8 million compared to $792.2 million a year ago, a decrease of 7%. Foreign exchange impact was a positive $1.6 million to revenues in the quarter.

“We are executing our long-term strategy by re-imagining, re-inventing and re-igniting our global brand portfolio, which in turn is improving profitability in our business,” said Brian Goldner, Hasbro President and Chief Executive Officer.   “As we stated previously, the second quarter presented challenging revenue comparisons due to the initial movie product ship-ins last year ahead of the TRANSFORMERS and G.I. JOE movies.  Having said this, the strength of our brand portfolio and the execution of the team globally enabled us to partially offset this challenging revenue comparison and improve our profitability year-over-year.

“We continue to expect our revenues to be more heavily weighted to the second half of the year as our major initiatives are beginning to launch,” said Goldner.  “Accordingly, we still believe we should be able to grow revenues and earnings per share for the full year 2010, including the dilution from our television investments and barring a further decline in foreign exchange, consumer spending or global economic conditions.”

 “Our business continues to deliver healthy profitability.  Our balance sheet remains strong and we are committed to disciplined long-term investments,” said Deborah Thomas, Hasbro Chief Financial Officer.  “We are generating cash, and consistent with our stated strategy, we are using that cash to invest in our future growth and return it to shareholders through our share buyback and dividend programs.”

Worldwide net revenues for major product categories grew in two of the four categories.  The Games and Puzzles category increased 22% to $262.2 million; the Preschool category grew 32% to $103.5 million; the Girls category was flat at $133.2 million; and, as expected, the Boys product category decreased 34% to $238.8 million.

U.S. and Canada segment net revenues were $444.5 million compared to $490.9 million in 2009.  The results reflect growth in the Games & Puzzles, Girls and Preschool categories which was offset by a decline in the Boys category.  The U.S. and Canada segment reported an operating profit of $58.7 million compared to $56.3 million in 2009.

International segment net revenues were $261.4 million compared to $276.2 million in 2009.  Foreign exchange had a negative $0.8 million impact on the segment’s second quarter revenues.  The results reflect growth in the Games & Puzzles and Preschool categories offset by declines in the Boys and Girls product categories. The International segment reported an operating profit of $11.6 million compared to $16.5 million in 2009.

Entertainment and Licensing segment net revenues of $30.5 million increased 26% versus $24.2 million in 2009.  The results primarily reflect an increase in movie-related revenue.  The Entertainment and Licensing segment reported an operating profit of $13.0 million compared to operating profit of $2.9 million in 2009.

The Company repurchased a total of 6.7 million shares of common stock during the second quarter of 2010 at a total cost of $271.4 million and an average price of $40.49 per share.  For the first two quarters in 2010, the Company repurchased a total of 9.5 million shares of common stock at a total cost of $369.1 million and an average price of $38.99 per share.  Since the inception of its buyback program in June 2005, the Company has repurchased 70.3 million shares at a total cost of $1.9 billion and an average price of $27.13 per share.  As of quarter end, $417.5 million remained in the Company’s current share repurchase authorization.  During the second quarter and first half of 2010, the Company issued 6.4 million and 11.6 million shares of common stock, respectively, in connection with the redemption of its convertible debentures, which were called in April 2010.

The Company will webcast its second quarter 2010 earnings conference call at 8:30 a.m. Eastern Time today. To listen to the live webcast, go to http://investor.hasbro.com, and click on the webcast microphone.   The replay will be on Hasbro’s web site approximately 2 hours following completion of the call.

About Hasbro

Hasbro, Inc. is a worldwide leader in children’s and family leisure time products and services with a rich portfolio of brands and entertainment properties that provides some of the highest quality and most recognizable play and recreational experiences in the world. As a brand-driven, consumer-focused global company, Hasbro brings to market a range of toys, games and licensed products, from traditional to high-tech and digital, under such powerful brand names as TRANSFORMERS, PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, CRANIUM and WIZARDS OF THE COAST. Come see how we inspire play through our brands at www.hasbro.com. (C) 2010 Hasbro, Inc. All Rights Reserved.

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company’s potential performance in 2010, including with respect to its revenues and earnings per share, potential future dilution associated with the joint venture with Discovery Communications, future opportunities and the Company’s ability to achieve its other financial and business goals and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, manufacture, source and ship new and continuing products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover the Company’s development, manufacturing, marketing, royalty and other costs; (ii) recessions or other economic downturns which negatively impact the retail and credit markets, and the financial health of the Company’s retail customers and consumers, and which can result in lower employment levels, less consumer disposable income, lower consumer confidence and, as a consequence, lower consumer spending, including lower spending on purchases of the Company’s products, (iii) other economic and public health conditions in the markets in which the Company and its customers and suppliers operate which impact the Company's ability and cost to manufacture and deliver products, such as higher fuel and other commodity prices, higher labor costs, higher transportation costs, outbreaks of disease which affect public health and the movement of people and goods, and other factors, including government regulations,  which can create potential manufacturing and transportation delays or impact costs, (iv) currency fluctuations, including movements in foreign exchange rates, which can lower the Company’s net revenues and earnings, and significantly impact the Company’s costs; (v) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company’s customers; (vi) greater than expected costs, or unexpected delays or difficulties, associated with the Company’s investment in its joint venture with Discovery Communications, LLC, the rebranding and re-launching of the joint venture network, development of Hasbro Studios, and the creation of new content to appear on the network and elsewhere, (vii) consumer interest in and acceptance of the joint venture network, and other factors impacting the financial performance of the joint venture and Hasbro Studios, (viii) the inventory policies of the Company’s retail customers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; (ix) work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (x) the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; (xi) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; (xii) concentration of manufacturing for many of the Company’s products in the People’s Republic of China and the associated impact to the Company of public health conditions and other factors affecting social and economic activity in China, affecting the movement of products into and out of China, and impacting the cost of producing products in China and exporting them to other countries; (xiii) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xiv) other market conditions, third party actions or approvals and the impact of competition which could reduce demand for the Company’s products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; (xv) the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and (xvi) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This presentation includes a non-GAAP financial measure as defined under rules of the Securities and Exchange Commission (“SEC”), specifically EBITDA. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. EBITDA (earnings before interest, taxes, depreciation and amortization) represents net earnings excluding interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.

# # #

(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands of Dollars)	June 27, 2010	June 28, 2009
ASSETS	-----------	-----------
Cash and Cash Equivalents	$ 872,275	$ 392,034
Accounts Receivable, Net	663,484	652,557
Inventories	342,113	346,814
Other Current Assets	220,714	210,824
	----------------	----------------
Total Current Assets	2,098,586	1,602,229
Property, Plant and Equipment, Net	218,851	222,937
Other Assets	1,656,239	1,653,010
	----------------	----------------
Total Assets	$ 3,973,676	$3,478,176
	=========	=========

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$ 10,632	$ 11,958
Payables and Accrued Liabilities	646,223	600,765
	----------------	----------------
Total Current Liabilities	656,855	612,723
Long-term Debt	1,396,980	1,134,723
Other Liabilities	330,915	341,060
	----------------	----------------
Total Liabilities	2,384,750	2,088,506
Total Shareholders' Equity	1,588,926	1,389,670
	----------------	----------------
Total Liabilities and Shareholders' Equity	$ 3,973,676	$3,478,176
	=========	=========

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Quarter Ended		Six Months Ended

(Thousands of Dollars and Shares Except Per Share Data)	June 27, 2010	June 28, 2009	June 27, 2010	June 28, 2009
	-----------	-----------	-----------	-----------
Net Revenues	$ 737,791	$ 792,202	$1,410,162	$1,413,542
Costs and Expenses:
Cost of Sales	300,322	319,452	563,001	564,205
Royalties	50,052	73,826	93,834	128,279
Product Development	47,466	43,529	87,790	80,660
Advertising	71,998	81,677	143,172	143,986
Amortization	11,315	18,792	22,699	38,679
Selling, Distribution and Administration	176,912	181,853	350,613	343,443
	--------------	---------------	--------------	--------------
Operating Profit	79,726	73,073	149,053	114,290
Interest Expense	21,922	17,503	38,714	27,218
Other (Income) Expense, Net	(3,233)	(1,284)	(4,928)	1,631
	--------------	---------------	--------------	--------------
Earnings before Income Taxes	61,037	56,854	115,267	85,441
Income Taxes	17,406	17,579	12,693	26,436
	--------------	---------------	--------------	--------------
Net Earnings	$ 43,631	$ 39,275	$ 102,574	$ 59,005
	========	========	========	========

Per Common Share
Net Earnings
Basic	$ 0.30	$ 0.28	$ 0.73	$ 0.42
	========	========	========	========
Diluted	$ 0.29	$ 0.26	$ 0.69	$ 0.40
	========	========	========	========

Cash Dividends Declared	$ 0.25	$ 0.20	$ 0.50	$ 0.40
	========	========	========	========

Weighted Average Number of Shares
Basic	143,801	139,967	140,560	140,007
	========	========	========	========
Diluted	148,474	152,979	149,878	152,968
	========	========	========	========

HASBRO, INC.
Supplemental Financial Data
Net Earnings Per Share
(Unaudited)
(Thousands of Dollars and Shares Except Per Share Data)
	2010		2009

Quarter	Basic	Diluted	Basic	Diluted
----------	-----------	-----------	-----------	-----------

Net earnings	$ 43,631	$ 43,631	$ 39,275	$ 39,275
Effect of dilutive securities:
Interest expense on contingent
convertible debentures due 2021	-	107	-	1,092
	--------------	--------------	--------------	--------------
Adjusted net earnings	$ 43,631	$ 43,738	$ 39,275	$ 40,367
	========	========	========	========

Average shares outstanding	143,801	143,801	139,967	139,967
Effect of dilutive securities:
Contingent convertible debentures due 2021	-	1,106	-	11,566
Options and other share-based awards	-	3,567	-	1,446
	--------------	--------------	--------------	--------------
Equivalent shares	143,801	148,474	139,967	152,979
	========	========	========	========

Net earnings per share	$ 0.30	$ 0.29	$ 0.28	$ 0.26
	========	========	========	========
Six Months
---------------
Net earnings	$ 102,574	$ 102,574	$ 59,005	$ 59,005
Effect of dilutive securities:
Interest expense on contingent
convertible debentures due 2021	-	1,124	-	2,174
	--------------	--------------	--------------	--------------
Adjusted net earnings	$ 102,574	$ 103,698	$ 59,005	$ 61,179
	========	========	========	========

Average shares outstanding	140,560	140,560	140,007	140,007
Effect of dilutive securities:
Contingent convertible debentures due 2021	-	6,048	-	11,566
Options and other share-based awards	-	3,270	-	1,395
	--------------	--------------	--------------	--------------
Equivalent shares	140,560	149,878	140,007	152,968
	========	========	========	========

Net earnings per share	$ 0.73	$ 0.69	$ 0.42	$ 0.40
	========	========	========	========

HASBRO, INC.
Supplemental Financial Data
Major Segment Results, Net Revenues by Product Class and EBITDA
(Unaudited)
(Thousands of Dollars)

	Quarter Ended			Six Months Ended
	June 27, 2010	June 28, 2009	% Change	June 27, 2010	June 28, 2009	% Change
	-----------	-----------	-----------	-----------	-----------	----------
Major Segment Results
U.S. and Canada Segment:
External Net Revenues	$ 444,520	$ 490,877	-9%	$ 869,230	$ 895,379	-3%
Operating Profit	58,741	56,318	4%	119,872	97,868	22%

International Segment:
External Net Revenues	261,411	276,231	-5%	483,130	465,423	4%
Operating Profit	11,596	16,450	-30%	9,166	1,979	363%

Entertainment and Licensing Segment:
External Net Revenues	30,451	24,153	26%	55,560	51,386	8%
Operating Profit	12,996	2,939	342%	22,362	16,566	35%

Net Revenues by Product Class
Boys	$ 238,809	$ 363,751	-34%	$ 475,680	$ 592,815	-20%
Games and Puzzles	262,247	214,146	22%	489,271	427,233	15%
Girls	133,214	133,877	0%	262,599	245,000	7%
Preschool	103,521	78,537	32%	182,416	145,290	26%
Other	-	1,891	-100%	196	3,204	-94%
	------------	------------		------------	------------
	$ 737,791	$ 792,202		$1,410,162	$1,413,542
	=======	=======		========	========

Reconciliation of EBITDA
Net Earnings	$ 43,631	$ 39,275	$ 102,574	$ 59,005
Interest Expense	21,922	17,503	38,714	27,218
Income Taxes	17,406	17,579	12,693	26,436
Depreciation	27,575	25,282	45,491	40,510
Amortization	11,315	18,792	22,699	38,679
	------------	------------	------------	------------
EBITDA	$121,849	$118,431	$ 222,171	$ 191,848
	=======	=======	=======	=======